Exhibti 99.1

THE IRUS GROUP, INC.
BALANCE SHEETS
AUGUST 31, 2009 (UNAUDITED)

ASSETS
AUGUST 31,
2009
(UNAUDITED)
Current Assets:
Cash and cash equivalents	$514,844
Accounts receivable, net	898,853
Other current assets	26,664

Total Current Assets	1,440,361

Fixed assets, net of depreciation	37,115

Other Assets:
Security deposit	6,000
Note receivable	18,255

Total Other Assets	24,255

TOTAL ASSETS	$1,501,731

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

LIABILITIES
Current Liabilities:
Line of credit	$810,000
Accounts payable and accrued expenses	928,965

Total Current Liabilities	1,738,965

Total Liabilities	1,738,965

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, $.00001 Par Value; 1,625,000 shares authorized
and 1,500,000 shares issued and outstanding	15
Additional paid-in capital	80,085
Retained earnings (deficit)	(317,334)

Total Stockholders’ Equity (Deficit)	(237,234)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$1,501,731

THE IRUS GROUP, INC.
STATEMENTS OF OPERATIONS
FOR THE EIGHT MONTHS ENDED AUGUST 31, 2009

EIGHT MONTHS ENDED
AUGUST 31,
2009
(UNAUDITED)
OPERATING REVENUES
Revenues	$4,973,172

DIRECT COSTS

Wages and wage related expenses	612,207
Subcontractor fees	2,911,133
Other direct costs	103,644
Total Direct Costs	3,626,984

GROSS PROFIT	1,346,188

OPERATING EXPENSES
Wages and wage related expenses	439,390
Rent and utilities	60,167
Advertising and promotion	4,423
Professional fees	67,023
Business development	17,048
Other general and administrative expenses	87,007
Depreciation	24,635
Total Operating Expenses	699,693

INCOME (LOSS) BEFORE OTHER EXPENSE	646,495

Interest expense, net	14,112
Total Other Income (expense)	14,112

NET INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	632,383
Provision for Income Taxes	-

NET INCOME (LOSS) APPLICABLE TO COMMON SHARES	$632,383

NET INCOME (LOSS) PER BASIC AND DILUTED SHARES	$0.42

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING	1,500,000

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE EIGHT MONTHS ENDED AUGUST 31, 2009 (UNAUDITED)

			Additional	Retained
	Common Stock		Paid-in	Earnings
	Shares	Amount	Capital	(Deficit)	Total

Balance December 31, 2008	1,500,000	15	80,085	(949,717)	(869,617)

Net income for the period	-	-	-	632,383	632,383

Balance August 31, 2009	1,500,000	$15	$80,085	$(317,334)	$(237,234)

THE IRUS GROUP, INC.
STATEMENTS OF CASH FLOWS
FOR THE EIGHT MONTHS ENDED AUGUST 31, 2009

EIGHT MONTHS ENDED
AUGUST 31,
2009
(UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$632,383

Adjustments to reconcile net income (loss) to net cash
used in operating activities:
Depreciation	24,635

Changes in assets and liabilities
(Increase) in accounts receivable	(514,901)
(Increase) in other current assets	(16,675)
Increase in accounts payable and
and accrued expenses	382,895
Total adjustments	(124,046)

Net cash (used in) operating activities	508,337

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of fixed assets	(6,688)
(Increase) in note receivable	(18,255)

Net cash (used in) investing activities	(24,943)

CASH FLOWS FROM FINANCING ACTIVITES
Proceeds from line of credit, net of repayments	(40,000)

Net cash (used in) financing activities	(40,000)

NET INCREASE IN
CASH AND CASH EQUIVALENTS	443,394

CASH AND CASH EQUIVALENTS -
BEGINNING OF PERIOD	71,450

CASH AND CASH EQUIVALENTS - END OF PERIOD	$514,844

CASH PAID DURING THE PERIOD FOR:
Income taxes	$-
Interest expense	$14,112